Exhibit 99.1

March 18, 2004

Contact:                                                   Steve Trager
President and CEO

Release:                                                    Immediately

Republic Bancorp, Inc. Declares
Five Percent Stock Dividend

LOUISVILLE, KY – The Board of Directors of Republic Bancorp, Inc. (Republic or Company) (NASDAQ: RBCAA), holding company for Republic Bank & Trust Company and Republic Bank & Trust Company of Indiana, declared a five percent stock dividend today to be paid on April 23, 2004 to shareholders of record as of March 30, 2004. The stock dividend is in addition to Republic’s quarterly cash dividend that was announced in February 2004.

Class A shareholders will receive five additional shares of Class A Common Stock for every 100 shares currently owned. Class B shareholders will receive the same ratio of Class B Common Stock. A cash payment will be made in lieu of any fractional shares. The amount of cash in lieu of fractional shares will be based on the March 30, 2004 closing stock price.

“We are pleased with the performance of the Company and especially excited to provide this stock dividend to our shareholders.  Declaring this stock dividend demonstrates the board’s confidence in the Company’s long-term growth opportunities and financial strength. We are also pleased to be able to reward our shareholders, while maintaining our earnings growth, solid asset quality and our commitment to bringing innovative products and services to our markets. We appreciate the commitment our shareholders have in the Company and look forward to a bright future,” commented Steve Trager, President and CEO of Republic.

Republic Bancorp, Inc., has 33 banking centers, and is the parent company of: Republic Bank & Trust Company with 31 banking centers in 8 Kentucky communities - Bowling Green, Elizabethtown, Frankfort, Georgetown, Lexington, Louisville, Owensboro and Shelbyville; Republic Bank & Trust Company of Indiana, with 2 banking centers in Clarksville and New Albany, Indiana and one banking center in Jeffersonville under construction; and Refunds Now, a nationwide tax refund loan and check provider.  Republic offers internet banking at www.republicbank.com. Republic has over $2 billion in assets and $1 billion in trust assets under custody and management. Republic Class A Common Stock is listed under the symbol ‘RBCAA’ on the NASDAQ National Market System.